Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Birks & Mayors Inc.

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139613, 333-133561, and 333-171138) and the Registration Statement on Form F-3 (No. 333-173110) of our report dated June 28, 2012, with respect to the consolidated balance sheets of Birks & Mayors Inc. and subsidiaries as of March 31, 2012 and March 26, 2011, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended March 31, 2012, March 26, 2011 and March 27, 2010, which appears in the March 31, 2012 Annual Report on Form 20-F of Birks & Mayors Inc.

/s/ KPMG LLP

Montreal, Canada

July 3, 2012